EXHIBIT 10.10
                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (this "Agreement") is entered into the ____ day of September, 2000 (the "Effective Date") by and between BEAUTY RESOURCE, INC., a Nevada corporation ("B.R."), and BIOZHEM COSMECEUTICALS, INC., a Texas corporation (the "Company").

         WHEREAS, the Company is in the business of developing, manufacturing and marketing certain cosmetics, skin care products and related products (the "Business");

         WHEREAS, B.R. has special expertise and experience in the operation, management and marketing of companies engaged in activities similar to the Business; and

         WHEREAS, the Company desires to engage B.R. to manage the Business and B.R. agrees to assume management responsibilities of the Business.

         NOW, THEREFORE, for and in consideration of the premises and conditions contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged and agreed, the parties hereto agree as follows:

         1. DEFINITIONS. When used in this Agreement, the following terms shall have the meanings ascribed to them below:

                  "GAAP" means, at any particular time, generally accepted accounting principles as in effect at such time. Any accounting term used in this Agreement shall have the meaning customarily given to such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP as consistently applied and using the same method of valuation as used in the preparation of the Company's financial statements.

                  "Management Fee" has the meaning set forth on Exhibit A.

                  "Pre-Tax Net Income" shall mean net income determined in accordance with GAAP without any deduction or provision for the payment of income taxes.

                  "Retained Rights" shall mean the rights and obligations of the Board of Directors of the Company in accordance with the Articles of Incorporation and the Bylaws of the Company and any applicable Texas or other law, including but not limited to the right to sell, award, distribute, redeem or acquire additional securities of the Company, the obligation to effectuate all filings of the Company with the Securities and Exchange Commission or any other federal, state or other regulatory authority, the right to approve an acquisition or disposition of a business or assets of a business, the right to initiate and effectuate a sale of all or substantially all of the Company's assets or ownership interest of the Company, the right to approve contracts for executives and officers, and the right to borrow and repay any indebtedness or guarantee any indebtedness on behalf of the Company.

                  "Term" shall mean, subject to the provisions of Section 10 hereof, a period beginning as of the Effective Date and terminating five (5) years thereafter.

         2. GENERAL MANAGEMENT. The Company hereby engages B.R. to provide and perform for and on behalf of the Company all management services reasonably necessary for the proper and efficient operation of the Business during the Term of this Agreement. Such services shall include, but shall not be limited to, those items set forth in Sections 2, 3, 4 and 5 of this Agreement. B.R. is authorized to provide and perform for and on behalf of the Company all services required of B.R. pursuant to the terms of this Agreement in such manner as B.R. deems reasonable and appropriate in order to meet the day-to-day requirements of operating the Business. B.R. hereby accepts such engagement and agrees to furnish to the Company all management services necessary for the proper and efficient operation of the Business. Subject to the Retained Rights and the fiduciary duties of the Board of Directors and officers of the Company, the Company will cooperate with B.R.'s day-to-day operation of the Company. B.R. personnel currently assigned to provide management services on behalf of B.R. hereunder to the Company include Gayle Walker, Arnold Schuchter, Joe Victor and Tom McGovern. Additional B.R. personnel may be assigned to perform services to the Company hereunder, provided that B.R. advises the Company of such proposed assignment and the Board of Directors of the Company agrees thereto.

         3. BOOKKEEPING AND ACCOUNTS. B.R. shall supervise the bookkeeping and accounting services for and on behalf of the Company, including but not limited to, maintenance, care and supervision of all business records, papers, documents, ledgers, journals and reports, the preparation of all federal and state tax filings for the Company and the payment, collection and accounting of all accounts receivable and payables of the Company. B.R. understands that all such business records, papers and documents are and will remain the sole property of the Company, and shall be available for inspection by the Company at all times. Upon termination of this Agreement, all such business records, papers and documents shall be delivered to the Company. Notwithstanding the foregoing, the officers of the Company, reporting to the Board of Directors of the Company, shall be responsible for all financial reporting, consistent with the Company's obligations as a publicly-held Company.

         4. MARKETING OF COMPANY PRODUCTS. B.R. shall be responsible for all marketing and distribution activities on behalf of the Company including, but not limited to, determining which products to market, sales prices, target markets and customers, selecting distribution methods and procedures and advertising activities.

         5. ADMINISTRATIVE ACTIVITIES. In addition to the activities described in Sections 2, 3, 4 and 5 of this Agreement, B.R. shall be responsible for all other administrative functions of the Company including, without limitation, hiring and personnel matters, compensation arrangements with employees of the Company, selecting outside advisors and consultants to the Company, choosing vendors and suppliers, selecting and negotiating banking relationships and all other normal and customary activities associated with operating a business. Any employees of the Company shall report to B.R. although the Company shall pay the compensation of such employees.

         At all times during the Term of this Agreement, B.R. shall:

                  (a) operate the Business in the usual, regular and ordinary course of business;

                  (b) preserve the Company's relationships with customers, clients, accounts and others having a business relationship with the Company;

                  (c) maintain insurance policies of the Company at or above the current coverage amounts; and

                  (d) make all normal and customary repairs to the Company's offices and assets in order to maintain such offices and assets in at least their current conditions.

         6. COMPENSATION. The Company shall pay or grant to B.R., as compensation for the services it provides to the Company pursuant to this Agreement, the Management Fee and other consideration described on Exhibit A attached hereto and made a part hereof. Exhibit A may be amended from time-to-time only upon the execution of a written amendment by both parties hereto.

         7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company makes the following representations and warranties to B.R. as an inducement to B.R. to enter into this Agreement and to manage the Business:

                  (a) ORGANIZATION. The Company is a corporation duly incorporated and organized and validly existing and in good standing under the laws of the State of Texas with corporate power and authority to own and operate the Business and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where such qualification is necessary.

                  (b) AUTHORITY. The Company has the legal capability and authority to enter into and carry out the transactions contemplated by this Agreement. Neither the execution of this Agreement, not the consummation of the transactions contemplated herein violates, conflicts with or results in, or will violate, conflict with or result in, a breach by the Company of the terms, conditions, or provisions, as applicable, of its Articles of Incorporation or Bylaws or of any security interest, deed of trust, debt instrument or loan agreement, or any undertaking to which it is a party or by which it is bound, or any applicable law, regulation, bylaw, ordinance or order of any jurisdiction where the Company carries on the Business.

                  (c) Capital Stock. The authorized capital stock of the Company as of the date hereof consists of 100,000,000 shares of common stock, 9,589,956 of which shares are issued and outstanding ("Common Stock") and 10,000,000 shares of preferred stock, none of which are currently issued and outstanding.

                  (d) Governmental Authorizations. The Company holds such licenses, permits, consents, authorizations and orders of such governmental or regulatory authorities as are necessary to carry on the Business and such licenses, permits, consents, authorizations and orders are in full force and effect and have been and are being fully complied with by the Company.

                  (e) Proceedings. There are no actions, suits, or proceedings, pending or threatened, before any court or government authority or other administrative agency or any administrative officer which, if successful, could adversely affect the Business or the Company's right to enter into this Agreement.

         8. COMPANY BANK ACCOUNTS. B.R. shall designate Gayle Walker and the Company shall have the right to designate one officer of the Company, each of whom shall be signatories on the Company's bank accounts. The signature of both such signatories will be required to transfer or disburse funds in excess of $50,000 from any of the Company's bank accounts. B.R. may substitute another of its employees in place of Gayle Walker as a signatory on Company bank accounts provided that such substituted employee is approved by the Board of Directors of the Company. Notwithstanding the foregoing, in the event that there arises at any time, or from time to time, situations where current obligations exceed the Company's financial ability at that time to pay all such obligations as they mature, the allocation of any payments to third parties and to B.R. shall be subject to the exercise by the Board of Directors of the Company of its reasonable business judgment and fiduciary duty to the Company's shareholders.

         9. COOPERATION. Each of the parties hereto agrees to cooperate reasonably with the other in connection with the performance of its respective obligations under this Agreement.

         10. TERM; TERMINATION OF AGREEMENT. This Agreement shall remain in effect for five (5) years after the Effective Date hereof (the "Term") unless mutually terminated or terminated as herein provided.

                  (a) The Company may terminate this Agreement upon thirty (30) days written notice to B.R. for "cause". As used herein "cause" shall exist if:

                           (i) B.R. has engaged in gross negligence, gross
incompetence or willful misconduct in the performance of, or B.R.'s willful refusal without proper reason to perform, the duties and services required of B.R. pursuant to this Agreement;

                           (ii) B.R. or any of its officers has been convicted
of a felony;

                           (iii) B.R. has breached any material provision of
this Agreement, which breach has not been cured within thirty (30) days of receipt by B.R. of written notice from the Company;

                           (iv) B.R. is insolvent, or there has been an
appointment of a receiver for all or any part of the property of B.R., an assignment for the benefit of creditors of B.R., or there has been filed a proceeding under any bankruptcy laws by or against B.R;

                           (v) The Company has not achieved at least the
following net sales and net income levels for the indicated periods:

          Contract Period            Net Sales                Net Income
          ---------------            ---------                ----------

      4/01/2001-9/30/2001            $4,000,000                    N/A
      4/01/2001-3/31/2002           $15,000,000                 $250,000
      4/01/2002-3/31/2003           $30,000,000               $2,500,000
      4/01/2003-3/31/2004           $40,000,000               $3,500,000
      4/01/2004-3/31/2005           $60,000,000               $5,500,000
      4/01/2005-3/31/2006           $80,000,000               $7,500,000

For purposes hereof, the term "net income" shall mean the Pre-Tax Net Income of the Company for the indicated period, increased by the amount of any deductions recognized by the Company in determining its Pre-Tax Net Income in respect of stock option awards received by B.R. for such period pursuant to the provisions of Exhibit A hereto.

                           (vi) Voluntary or involuntary dissolution proceedings
in respect of B.R. have been commenced.

         (b) B.R. may terminate this Agreement if the Company has breached any material provision of this Agreement, which breach has not been cured within thirty (30) days of receipt by the Company of written notice from B.R. of such breach.

The right to terminate this Agreement as herein provided shall be cumulative and in addition to any other rights and remedies the parties may be entitled to pursue under applicable law. The exercise of one or more of such rights or remedies shall not impair the rights of either party to exercise any other right or remedy at law or in equity. Termination of this Agreement shall not release or discharge any party from any obligation, debt or liability which shall have previously accrued, and remain to be performed as of the effective date of termination.

         11. CONFIDENTIALITY. B.R. recognizes and agrees that the Business of the Company and its business interests require a confidential relationship between it and B.R. and the fullest practical protection and confidential treatment of its trade secrets, proprietary business practices, customer and supplier lists, and other proprietary information regarding the business or financial affairs of the Company. Accordingly, B.R. agrees that during the term of this Agreement and at all times thereafter it will:

                (a) Keep secret and confidential all such confidential information, trade secrets, proprietary trade practices, customer and supplier lists and proprietary business practices of the Company (written or unwritten), and B.R. shall not divulge, disclose or reveal for any reason or in any manner to any person who is not an officer, director or employee of the Company any of the foregoing information; but excluding information:

                           (i) that has been disclosed by the Company to the
public;

                           (ii) that has been received by B.R. from a third
party without breaching an obligation owed to the Company; or

                           (iii) that is generally known in the trade or
industry or that has been disclosed to a third party by the Company without similar restriction.

                  (b) Not use or aid others in using, directly or indirectly, the same in competition with the Company, unless required by a valid order of a court or other governmental authority of competent jurisdiction;

                  (c) Not:

                           (i) offer, induce, solicit, influence or attempt to
influence any employee of the Company to terminate his or her employment with the Company for the purpose of working for a competitor of the Company;

                           (ii) influence or attempt to influence any agent,
customer or supplier who has a business relationship with the Company to cease or adversely alter that business relationship; or

                           (iii) contact, solicit or do business with any person
who is, or has been at any time during the two years preceding the termination of this Agreement, a customer of the Company for the purpose of diverting, soliciting or accepting any business in competition with the Company.

In addition, upon termination of this Agreement for any reason, B.R. shall not retain or remove, without the Company's advance written consent, any list, data, book, record, manual, drawing, document, schedule, source code, specification, computer tape, program, diskette or software or other written or recorded information pertaining to the business and financial affairs of the Company.

         12. NONCOMPETITION. In consideration of the compensation payable to B.R. hereunder, during the Term of this Agreement and for a period of two (2) years after termination of this Agreement by either B.R. or the Company, B.R. will not, directly or indirectly, own, manage, operate, participate in, undertake any employment with or have any interest in any business enterprise within the United States which is competitive with the Business. B.R. expressly acknowledges and stipulates that the time and area restrictions of the foregoing obligations do not unduly oppress B.R.'s present or future business opportunities. In addition, B.R. acknowledges that the restrictions set forth in Sections 11 and 12 hereof are reasonable limitations necessary to protect the legitimate business interests of the Company in guarding the trade secrets, preserving the goodwill of its customers and business, preventing solicitation of its existing customers, and preventing unauthorized use of its proprietary or confidential business lists, records and information. To the extent that the duration, geographical area, or scope of activity of any of the preceding restrictions would cause them to be unenforceable in a particular jurisdiction, the restrictions automatically will be reformed for purposes of enforcement in that jurisdiction to a duration, geographical area, or scope of activity that is valid and enforceable in that jurisdiction. Reformation of a restriction to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the restriction as stated in any other jurisdiction in which it is enforceable as stated. Also, the invalidity of a restriction in a particular jurisdiction will not affect the validity or enforcement of the restriction in another jurisdiction where it is otherwise valid.

         13. REMEDIES FOR BREACH. B.R. stipulates that a breach by it of any of the restrictive covenants set forth in Sections 11 and 12 of this Agreement will diminish the value of the Company and will cause irreparable and continuing injury to the Company for which an adequate legal remedy will not exist. Accordingly, the Company is hereby granted and shall have the right of injunction (any requirements for posting of bonds for injunction are hereby expressly waived) and such other and further relief, both in law and in equity, as the Company may be entitled to receive under the laws of the State of California in the event B.R. breaches or threatens to breach any of the covenants or agreements contained herein.

         14. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         15. INDEMNIFICATION.

                  (a) INDEMNIFICATION OF B.R. The Company shall indemnify, defend and hold harmless B.R., its agents, representatives, employees, officers, directors and representatives from and against any and all losses, liabilities, claims, damages, deficiencies and expenses, including interest, penalties, court costs and reasonable attorneys' fees ("Losses") which may be incurred by or suffered by persons or entities and which arise out of or result from any breach of any representation, warranty, covenant or agreement of the Company contained in this agreement or which is related to the operation of the Business prior to the Effective Date, or to the operation of the Business after the date hereof unless arising from B.R.'s negligence, misconduct or any breach of its contractual duties hereunder.

                  (b) INDEMNIFICATION OF THE COMPANY. B.R. shall indemnify, defend and hold harmless the Company, its agents, representatives, employees, officers, directors and representatives from and against any and all Losses which may be incurred by or suffered by persons or entities relating to the breach by B.R. of any of its obligations under this Agreement or the negligence, misconduct or any breach of B.R.'s contractual duties hereunder.

         16. ASSIGNMENT. This Agreement and the rights and obligations created hereunder shall not be assigned or subcontracted by B.R., either voluntarily or by operation of the law, without the express prior written consent of the Company. Any assignment or subcontracting without such consent shall be null and void.

         17. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California without regard to any conflict-of-laws rules.

         18. WAIVER. Any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         19. AMENDMENT. Except as provided otherwise herein, this Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto.

         20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supercedes all prior agreements and understandings between the parties with respect to the subject matter hereof, whether written or oral, and whether explicit or implicit, which have been entered into between the parties prior to the execution hereof. There are no restrictions, provisions, representations, warranties, covenants or understandings, other than those expressly set forth or referred to herein.

         21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         22. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the other party at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                  If to Company:            Biozhem Cosmeceuticals, Inc.
                                            19641 Descartes
                                            Foothill Ranch, CA  92610

                  With a copy to:           Robert D. Remy, Esq.
                                            Two Memorial City Plaza
                                            820 Gessner, Suite 1360
                                            Houston, Texas  77024

                  If to B.R.:               Beauty Resource, Inc.
                                            32545B Golden Lantern #3025
                                            Dana Point, CA  92629

                  With a copy to:           Sanford Sherman
                                            Jeffer, Shaff, Falk, LLP
                                            18881 Von Karmen Avenue, Suite 1400
                                            Irvine, CA 92612

         23. PARTIAL INVALIDITY. If any one or more of the terms, provisions, promises, covenants or conditions of the Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reasons whatsoever by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extend permitted by law.

         24. HEADINGS; TITLES. The headings appearing herein are for convenience and reference only and shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning or intent of the provisions of this Agreement.

         25. BINDING EFFECT. Subject to the provisions contained herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective successors.

         26. JURISDICTION AND VENUE. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF CALIFORNIA, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON-CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

                                           BEAUTY RESOURCE, INC.

                                           By: /S/ Gayle Walker
                                           Its:  President

                                           BIOZHEM COSMECEUTICALS, INC.

                                           By:  /s/ Marti Wolf
                                           Its:   President

                                    EXHIBIT A
                                    ---------

MANAGEMENT FEE:
---------------

For its services to the Company and for undertaking all of its obligations hereunder to the Company, B.R. shall be paid a fee of $15,000 per month. In addition, commencing April 1, 2001 and continuing on the first day of each quarter thereafter during the Term, the Company shall pay to B.R. a fee in the amount of 0.5% of the sales (net of returns and allowances) of the Company for the preceding quarter.

CEO SIGNING BONUS:
------------------

Upon execution of this Agreement, the Company shall elect Gayle Walker President of the Company, to serve at the pleasure of the Board of Directors of the Company, and shall award her options to purchase 100,000 shares of common stock of the Company at an exercise price of $0.25 per share, such options to be exercised on or before September 30, 2003.

INTERIM BONUSES:
----------------

For achieving an increase of 25% in net sales for the three months ending December 31, 2000 over the three-month period ending September 30, 2000, the Company shall award B.R. options to purchase 100,000 shares of common stock of the Company at an exercise price of $0.25 per share, such options to be exercised on or before December 31, 2003.

For achieving an increase of 50% in net sales for the three months ending March 31, 2001 over the three-month period ending September 30, 2000, the Company shall award B.R. options to purchase 100,000 shares of common stock of the Company at an exercise price of $0.25 per share, such options to be exercised on or before March 31, 2004.

REVENUE-BASED AWARDS:
---------------------

Upon achieving the following net sales levels of the Company for the periods indicated below, the Company shall award B.R. options to purchase shares of common stock of the Company at an exercise price of $0.25 per share as set forth below, such options to be exercised on or before the indicated expiration date:

                              Page 11 of Exhibit A

                                            CUMULATIVE NET            NUMBER OF     EXPIRATION
             PERIOD                       SALES DURING PERIOD          OPTIONS          DATE
             ------                       -------------------          -------          ----
Quarter ending 6/30/2001                      $1,875,000               150,000        3/31/2005
Six months ending 9/30/2001                   $4,500,000               300,000*       3/31/2005
Nine months ending 12/31/2001                 $9,000,000               450,000*       3/31/2005
Twelve months ending 3/31/2002               $15,000,000               600,000*       3/31/2005

Contract year beginning 4/1/2002
     and ending 3/31/2003                    $30,000,000               300,000        3/31/2006

Contract year beginning 4/1/2003
     and ending 3/31/2004                    $40,000,000               300,000        3/31/2007

Contract year beginning 4/1/2004
     and ending 3/31/2005                    $60,000,000               300,000        3/31/2008

Contract year beginning 4/1/2005
     and ending 3/31/2006                    $80,000,000               300,000        3/31/2009
------

 *Less the number of options awarded in one or more prior quarters in the contract year beginning April 1, 2001.

In the event that the net sales of the Company for any of the applicable contract years exceeds the foregoing threshold net sales amounts, the amount of such excess shall be carried forward and credited to the net sales of the subsequent contract year for the purposes of determining whether the threshold net sales for the subsequent contract year have been achieved.

PRE-TAX NET INCOME AWARDS:
--------------------------

         OPTIONS
         -------

         In addition, the Company shall award B.R. options to purchase shares of common stock of the Company at an exercise price of $0.25 per share based upon the Pre-Tax Net Income of the Company for full fiscal years during the Term, as set forth below:

                              Page 12 of Exhibit A


                                                                                       NUMBER OF
                              PRE-TAX NET INCOME                                        OPTIONS
                              ------------------                                        -------
Contract year
beginning  4/1/2001                 At least $0 but less than $500,000                  100,000
                                    At least $500,000 but less than $1,000,000          200,000
                                    At least $1,000,000 but less than $1,500,000        400,000
                                    At least $1,500,000 but less than $2,000,000        500,000
                                    $2,000,000 or more                                  600,000

Contract year
beginning  4/1/2002                 At least $3,000,000 but less than $4,00,000         200,000
                                    At least $4,000,000 but less than $5,000,000        350,000
                                    At least $5,000,000 but less than $6,000,000        500,000
                                    $6,000,000 or more                                  600,000
Contract year
beginning  4/1/2003                 At least $4,000,000 but less than $5,500,000         200,000
                                    At least $5,500,000 but less than $6,750,000         350,000
                                    At least $6,750,000 but less than $8,000,000         500,000
                                    $8,000,000 or more                                   600,000

Contract year
beginning  4/1/2004                 At least $6,000,000 but less than $8,000,000         200,000
                                    At least $8,000,000 but less than $10,000,000        350,000
                                    At least $10,000,000 but less than $12,000,000       500,000
                                    $12,000,000 or more                                  600,000

Contract year
beginning  4/1/2005                 At least $8,000,000 but less than $10,500,000        200,000
                                    At least $10,500,000 but less than $13,000,000       350,000
                                    At least $13,000,000 but less than $16,000,000       500,000
                                    $16,000,000 or more                                  600,000


         CASH
         ----

         In addition, the Company will pay B.R. cash bonuses based upon the Company achieving specified percentages of Pre-Tax Net Income (excluding the cash bonus) to the net sales of the Company for full fiscal years during the Term, as set forth below:

                              Page 13 of Exhibit A

               PRE-TAX NET INCOME                      CASH BONUS
          (EXCLUDING THE CASH BONUS)       AS A PERCENTAGE OF PRE-TAX NET INCOME
          AS A PERCENTAGE OF NET SALES        (EXCLUDING THE CASH BONUS)

          0% but less than 15%                                -0-
          At least 15% but less than 20%                       2%
          At least 20% but less than 25%                       4%
          25% or more                                          5%

         Any bonuses earned by B.R. hereunder which are payable in options to purchase common stock of the Company will be issued pursuant to the terms of option agreements containing customary provisions, including non-dilution and adjustment provisions resulting from the subdivision or combination of shares of common stock of the Company or the issuance by the Company of dividends payable in shares of its common stock. Such options, if earned by B.R., will be issued reasonably promptly by the Company following the determination that such awards have been earned by B.R. pursuant to the terms hereof. All options to be issued to B.R. based upon the Pre-Tax Net Income of the Company shall be exercisable at any time during the three-year period after the end of the fiscal year in respect of which the option was earned and awarded. Any cash bonuses earned by B.R., hereunder, shall be paid to B.R. by no later than 120 days after the end of the fiscal year in respect of which such cash bonus was earned.

                              Page 14 of Exhibit A